Exhibit 10.2

LEUCADIA NATIONAL CORPORATION
520 Madison Avenue
New York, New York 10022

March 18, 2014

Harbinger Group Inc. (the “Company”)
450 Park Avenue, 30th Floor
New York, New York 10022

Ladies and Gentlemen:

This letter agreement is being entered into prior to or concurrently with that certain Preferred Securities Purchase Agreement (in the form provided to the Company on the date hereof, the “PSPA”) by and among Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”), Global Opportunities Breakaway Ltd. (“Global”), Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund” and, collectively with Master Fund and Global, the “Funds”) and Leucadia National Corporation (“Leucadia”), pursuant to which Leucadia is to beneficially acquire certain preferred securities (the “Preferred Shares”) that are exchangeable into shares of common stock (“Common Stock”), $0.01 par value per share, of the Company pursuant to that certain Exchange Agreement referred to in the PSPA and to be entered into by and among the Funds and Leucadia (in the form provided to the Company on the date hereof, the “Exchange Agreement”).  In connection with such acquisition, Leucadia and the Company agree as follows:

1.
(a)  From the date of the Closing (as defined in the PSPA) until the Board Appointment Event (as defined below), Leucadia shall have the right to appoint two representatives reasonably acceptable to the Company (each, a “Board Observer”) to be present (whether in person or by telephone) at all meetings of the Board of Directors of the Company (the “Board”) and the compensation and audit committees thereof; provided that such Board Observers shall not be entitled to vote at such meetings, be counted for the purposes of establishing quorum, or otherwise be required to approve or consent to any action proposed to be taken by the Board or any committee thereof.  Once appointed, the Company shall send to each such Board Observer all of the notices, information and other materials (including meeting notices and agendas) that are distributed to the members of the Board and the compensation and audit committees thereof, all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of the Board.  If any Board Observer resigns or becomes ineligible to serve as a Board Observer, Leucadia shall have the right to designate a replacement for such Board Observer, provided, that such replacement is reasonably acceptable to the Company.  The Company agrees to take all actions necessary to ensure the foregoing.  Leucadia shall cause each Board Observer to keep all notices, agenda information and other materials  provided pursuant to this Paragraph 1(a) confidential (such confidentiality obligations to be on customary terms and conditions and no more restrictive than the confidentiality obligations imposed on the Company’s directors).   Notwithstanding the foregoing, any Board Observer may be prohibited from attending a meeting of the Board or any committees thereof or receiving notices, agenda, information or materials to preserve any attorney-client privilege or to prevent any breach of contract with any third party regarding non-disclosure, provided that the Company is advised by legal counsel that taking such action is necessary to preserve any such privilege or prevent any such breach.

(b)  Promptly following the later of (i) the Closing or (ii) the receipt of the Regulatory Approvals and the delivery of written confirmation by Leucadia to the Company that each of the events described in the foregoing clauses (i) and (ii) has occurred (the later to occur of the events described in the foregoing clauses (i) and (ii) being referred to as the “Board Appointment Event”), the Company shall increase the size of the Board to ten (10) directorships, and two (2) of such directorship positions shall be filled by a majority of the Disinterested Directors with designees to be selected by Leucadia who (x)  qualify as “independent directors” under applicable regulations and listing standards (other than to the extent such independence qualification would not be met solely as a result of Leucadia’s ownership of Company capital stock) and (y) are otherwise reasonably acceptable to the Company (it being understood that such determination of reasonable acceptability to the Company shall include, but not be limited to, completion satisfactory to the Company of the then standard review and approval process of the Board’s nominating and governance committee) (the requirements described in the foregoing clauses (x) and (y) and compliance with applicable law, regulations and listing standards being collectively referred to as the “Company Requirements”), who initially shall be, subject to satisfaction of the Company Requirements, Joseph S. Steinberg and Andrew Whittaker.  One of such designees shall be appointed to the class of directors designated as Class I, and the other such designee shall be appointed to the class of directors designated as Class III; provided, that such designee appointed as a Class III director may elect, by providing written notice to the Board at least 30 days prior to the date on which the Company mails its proxy statement for the Company’s 2015 annual stockholder meeting, to be nominated for election as a Class II director at the Company’s 2015 annual stockholder meeting and the Company shall comply with such election.  In each subsequent election of directors of the Company, the Company shall use its best efforts, subject to satisfaction of the Company Requirements, to nominate a slate such that, when taken together with the directors not then up for re-election, the Board will include the directors designated by Leucadia pursuant to this Paragraph 1(b), as applicable.  If, at any time, any such designee shall fail to satisfy the Company Requirements, Leucadia shall cause such designee to promptly resign from the Board and each Board committee on which such designee serves, and in any event within five (5) business days following a request therefor by the Company.  If any of the Leucadia director designees resigns or becomes ineligible to serve on the Board (including by failing to meet the Company Requirements), Leucadia shall have the right to designate a replacement for such director designee, provided, that such replacement is eligible to serve on the Board and satisfies the Company Requirements.  Upon Leucadia’s request, one of its director designees shall be appointed to serve on each of the compensation committee and the audit committee of the Board, provided, that such designee is qualified to serve on such committee in accordance with the Company Requirements.  From the date hereof until the Company’s 2015 annual stockholder meeting, except as provided in the provisos to this sentence, the

Company shall not increase the size of the Board beyond ten (10) directorships, and from and after the Company’s 2015 annual stockholder meeting, except as provided in the provisos to this sentence, the Company shall take all action necessary to cause the size of the Board to be reduced to nine (9) directorships, unless in each case, approved by both a majority of the members of the Board and Leucadia’s director designees; provided, that notwithstanding the foregoing the Company may increase the size of the Board and shall provide Leucadia with proportional representation on the Board equal to or greater than the proportional representation on the Board Leucadia was entitled to in accordance with the provisions of this Paragraph 1(b) immediately prior to such increase; provided further that the Company shall only be required to provide such proportional representation to Leucadia to the extent that following such increase the Company would be in compliance with applicable law, regulation and New York Stock Exchange or other applicable listing rules.  In addition to the resignation of any Leucadia director to the extent necessary to enable the Company to comply with applicable law, regulation and New York Stock Exchange or other applicable listing rules (which resignation Leucadia shall cause to occur promptly, and in any event within five (5) business days following a request therefor by the Company), if, at any time after the occurrence of the Board Appointment Event, Leucadia (including its subsidiaries, Associates and Affiliates) sells or otherwise disposes of shares of Common Stock and, as a result, Leucadia (including its subsidiaries, Associates and Affiliates) shall beneficially own less than 15% (but shall beneficially own at least 10%) of the aggregate number of the outstanding shares of Common Stock plus the shares of Common Stock issuable upon conversion of the Company’s Series A Participating Convertible Preferred Stock and the Series A-2 Participating Convertible Preferred Stock or any other voting security issued by the Company (collectively, the “Voting Stock”), Leucadia shall cease to have the right to designate two (2) directors (or any greater number of directors to the extent applicable) to serve on the Board and shall instead have the right to designate the greater of (I) half the director designees (rounded down to the nearest whole-number) it had the right to designate immediately prior to such event and (II) one (1) director to serve on the Board, and if two (2) of Leucadia’s designees (or any greater number of designees to the extent applicable) are then serving on the Board Leucadia shall cause such designee(s) to promptly resign from the Board and each Board committee on which such designee(s) serves, and in any event within five (5) business days following a request therefor by the Company unless the majority of Disinterested Directors determines otherwise.  If, at any time after the occurrence of the Board Appointment Event, Leucadia (including its subsidiaries, Associates and Affiliates) shall beneficially own less than 10% of the aggregate number of the outstanding shares of Voting Stock Leucadia shall promptly, and in any event within five (5) business days following a request therefor by the Company, cause any individual designated by it then serving on the Board to resign from the Board and each Board committee on which such designee serves (unless the majority of Disinterested Directors determines otherwise) and Leucadia shall no longer be entitled to representation on the Board, nor, for the avoidance of doubt, shall this letter agreement impose any limitation on the size of the Board.  The term “Regulatory Approvals” means all approvals necessary from the applicable insurance regulators for Leucadia to own the Common Stock into which the Preferred Shares are exchangeable pursuant to the Exchange Agreement.  The terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 of the General Rules and

Regulations under the Exchange Act.  The “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.  The term “Disinterested Director” means the members of the Board who are not Associates or Affiliates of Leucadia and who have not been nominated to serve on the Board by Leucadia or any of its Affiliates or Associates.

2.
Leucadia agrees that, for a period of two (2) years from the date hereof, without the prior approval of a majority of the Disinterested Directors, none of Leucadia nor its subsidiaries, Associates, Affiliates or any persons with whom Leucadia has formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (together, the “Restricted Persons”) will (a) except by virtue of the consummation of the transactions contemplated by the PSPA, the Exchange Agreement or the provisions hereof, acquire any equity securities of the Company, including, but not limited to, any securities exercisable or exchangeable for, or convertible into, equity securities of the Company (or rights in respect thereof) or the right or rights to vote any such securities if, as a result thereof, the Restricted Persons would have beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) in excess of 27.5% of the voting power of the Voting Stock, (b) enter into or agree, offer or seek or propose to enter into, directly or indirectly, any tender or exchange offer, merger, acquisition transaction or other business combination involving the Company or any of its subsidiaries or any of their respective  assets or properties, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies,”  “consents” or “authorizations” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries or call a special stockholders’ meeting for any such purpose, (d) otherwise act, alone or in concert with others, to seek control, control or change the Board, governing instruments, stockholders, policies or affairs of the Company or any of its subsidiaries, (e) directly or indirectly enter into any negotiations, arrangements or understandings with any other person (including any individual, firm, corporation, partnership or other entity or any “person” as such term is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) (“person”) with respect to any of the foregoing activities or propose any of such activities, (f) take any action which might force the Company or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth in in any of clauses (a), (b) or (c) above; provided that, for purposes of this Agreement, Jefferies Group LLC and its subsidiaries (“Jefferies”) shall not be considered to be an Affiliate of Leucadia or a “Restricted Person” with respect to its performance of broker-dealer, investment banking, advisory, asset management or commodities services or activities so long as Jefferies (i) is acting in the ordinary course of its business, (ii) is not acting for or on behalf of Leucadia, its subsidiaries, Affiliates or Associates in connection with the Company or any of its subsidiaries and (iii) is not otherwise acting for the purpose of circumventing the restrictions contained herein.

3.
The restrictions set forth in Paragraph 2 above are expressly agreed to preclude Restricted Persons from engaging in any hedging or other transaction which is or would result in the acquisition of “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) of equity securities in contravention of the provisions of this letter agreement. Such prohibited hedging or other transactions would include, without limitation, any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any equity security of the Company or with respect to any security that includes, relates to, or derives any significant part of its value from any such equity security.

4.
Leucadia agrees that, for a period of two (2) years from the date hereof, without the prior approval of a majority of the Disinterested Directors, the Restricted Persons will not sell, transfer, pledge or otherwise dispose of, in a single transaction or series of transactions, Voting Stock (or rights in respect thereof) to any other person or “group” if any Restricted Person knows, or has good reason to know, that the person or “group” holds or, after giving effect to any such sale or disposition, would hold (for such purpose, in each case, including the right to acquire), in excess of 4.9% of the Voting Stock, unless: (a) such sale is part of a tender offer or exchange offer made to all stockholders of the Company by a person other than a Restricted Person and that has been recommended by a majority of the Disinterested Directors; or (b) such disposition is pursuant to a dividend or distribution made by a Restricted Person on a pro rata basis to its shareholders; provided, that, the restriction in this Paragraph 4 shall not apply to any sale that is implemented if Regulatory Approval has been denied or withdrawn.  Any certificates evidencing shares of Voting Stock subject to the restrictions set forth in this Paragraph 4 shall bear a conspicuous legend noting such restrictions.

5.
Leucadia agrees that, for a period of two (2) years from the date hereof, at any meeting of the stockholders of the Company, however called, in any action by consent in lieu of a meeting of stockholders or in any other circumstance in which the vote, consent or approval of the stockholders of the Company, in their capacity as stockholders, is sought, with respect to the election of directors of the Company, that Leucadia shall, or shall cause each other Restricted Person as applicable to, vote or cause to be voted, or give its consent or cause its consent to be given with respect to, all shares of Voting Stock held by the Restricted Persons, or over which any of the Restricted Persons exercises voting control, in favor of those nominees approved by a majority of the Disinterested Directors.  Leucadia agrees that none of the Restricted Persons will grant any proxy, power-of-attorney or other authorization in or with respect to any shares of Voting Stock that are held by them, or over which any of them exercises voting control, or take any other action, as a stockholder of the Company, that would in any way restrict, limit or interfere with the performance of the obligations hereunder.

6.	The Company shall furnish Leucadia with such financial information concerning the Company that Leucadia reasonably requests to enable it to timely comply with its reporting obligations under applicable securities laws; provided, however, Leucadia will not be entitled to any non-public information unless it executes a customary confidentiality agreement. In addition, if the Company incurs any out-of-pocket expenses that it would not otherwise incur but for its obligations under this Paragraph 6, Leucadia shall reimburse the Company for all such reasonable out-of-pocket expenses.

7.
Leucadia agrees that all shares of Voting Stock that it or any other Restricted Person beneficially owns as of the date of this letter agreement, and any shares of Voting Stock that it or any other Restricted Person purchases or with respect to which it or any other Restricted Person otherwise acquires beneficial ownership or voting rights, directly or indirectly, after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held or purchased by Leucadia or any other Restricted Person that are convertible into, or exercisable or exchangeable for, shares of Voting Stock, shall be subject to the terms and conditions of this letter agreement.

8.
The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Leucadia in doing, all things reasonably necessary, proper or advisable under applicable Law (as defined in the PSPA) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Exchange Agreement, including doing all things reasonably necessary to effect a Securities Exchange and a Cash Exchange (each as defined in the Exchange Agreement) (including, consummating any related  Securities Disposition (as defined in the Exchange Agreement)), in each case, as reasonably requested by Leucadia, and using commercially reasonable efforts to the extent within the Company’s control or ability to influence to, in each case, as reasonably requested by Leucadia:  (i) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (as defined in the PSPA), and make all necessary registrations, declarations and filings with Governmental Entities, in order to consummate an Exchange (as defined in the Exchange Agreement) (including in respect of filings required to be made by Leucadia with insurance regulators in order to effectuate a Securities Exchange (as defined in the PSPA) under applicable Law) and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Exchange Agreement.   Further, and without duplication of any other action required to be taken hereunder, the Company and its subsidiaries shall use commercially reasonable efforts to support, and not oppose, any application, form or other filing made by Leucadia with insurance regulators in connection with the consummation of the transactions contemplated by the PSPA or the Exchange Agreement.  The Company agrees to cooperate with Leucadia and its officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by the PSPA or the Exchange Agreement subject to compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist Leucadia in complying with the terms thereof.  Subject to the provisions of the Registration Rights Agreement (as defined in the PSPA), Leucadia shall (a)

promptly upon the Company’s request reimburse the Company for any out of pocket costs, fees or expenses incurred by the Company in fulfilling its obligations under this Paragraph 8, and (b) indemnify and hold harmless the Company from any and all liabilities suffered by the Company as a result of any information provided by Leucadia to the Company or actions taken by Leucadia in connection with the Company’s obligations with respect to the insurance regulatory process as stated in this Paragraph 8.

9.
The Company and Leucadia shall consult with each other with respect to the obtaining of all approvals from insurance regulators necessary to consummate the Securities Exchange and each party will keep the other reasonably apprised of the status of matters relating to such approvals.  The Company and Leucadia shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under applicable Law, each will consult the other on, any filings with insurance regulators in connection with such approvals; provided, however, that neither the Company nor Leucadia shall have the right to review, or to be so consulted regarding, any such draft filings to the extent relating to any legally privileged, commercially sensitive, trade secret or personal information (collectively “Confidential Information”).  The Company and Leucadia shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws; provided, however, that neither the Company nor Leucadia shall be required to provide to the other party the portions of any such filings that contain Confidential Information of the Company or Leucadia, as applicable.  The Company and Leucadia shall as promptly as practicable advise each other upon receiving any written or electronic, or any material telephonic, communication from any insurance regulator in connection with any such filing, including promptly furnishing each other copies of such filing, including promptly furnishing each other copies of any such written or electronic communications; provided, however, that neither the Company nor Leucadia shall be required to furnish any Confidential Information to the other party that is contained in such communications.  The Company and Leucadia shall use commercially reasonable efforts to provide the other party with the opportunity to attend and participate in any live or telephonic meeting with any insurance regulator in respect of any such filings (other than routine, administrative matters and other than a telephone call initiated by such insurance regulator and not scheduled in advance); provided, however, that neither the Company nor Leucadia shall be required to use such efforts to provide the other with the opportunity to attend the portions of any such meetings in which any Confidential Information of the Company or Leucadia, as applicable, shall be discussed.

10.
The Company has elected in its certificate of incorporation not to be governed by Section 203 of the General Corporation Law of the State of Delaware and, except for any approvals as may be required by any insurance regulatory authorities in order to consummate the transactions contemplated by the PSPA and the Exchange Agreement, no other state takeover statute or similar regulation applies to or purports to apply to the PSPA, the Ancillary Agreements (as defined in the PSPA), the Registration Rights Agreement or the transactions contemplated thereby (including each Exchange under the Exchange Agreement).  The Board or a duly authorized committee thereof that is authorized to take such action under the Company’s organizational documents, by virtue of its prior approval hereof, has approved the PSPA, the Ancillary Agreements (as defined in the PSPA) and the transactions provided for therein so as to render inapplicable to Leucadia and its Affiliates the restrictions on “business combinations” set forth in Article IX of the Company’s certificate of incorporation and any similar “interested stockholder” provision or Law (as defined in the PSPA).

11.
The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this letter agreement, and that in addition to all other remedies which Leucadia or the Company may have, each of the parties hereto will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of posting any bond.  In no event shall any party be responsible or liable for any damages or other amounts hereunder that are consequential, in the nature of lost profits, diminution in value, special or punitive or otherwise not actual damages.

12.	Paragraphs 1-10 of this letter agreement shall be of no force and effect if the PSPA is terminated in accordance with its terms with no Closing (as defined in the PSPA) having occurred.

13.
It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14.
The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

15.
This letter agreement may not be amended, modified or waived, in whole or in part, except by a separate writing signed by the Company and Leucadia expressly so amending, modifying or waiving such agreement or any part thereof.

16.
Neither this letter agreement nor any of the rights, interests or obligations under this letter agreement may be assigned or delegated, in whole or in part, by either party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

17.
This letter agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Receipt of an executed signature page to this letter agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed letter agreement shall be deemed to be originals thereof.

18.	This letter agreement shall not prohibit or limit, among other things, any action taken by any of Leucadia’s director designees in his or her capacity as, or in the performance of his or her duties as, a member of the Board (including, without limitation, discussing any proposal concerning the Company with other Board members and officers and other representatives of the Company and its and the Board’s respective advisors).

19.
Each party agrees and consents to personal jurisdiction and service of process and exclusive venue in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

[Signature Page to Follow]

Very truly yours,

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President & General Counsel

Confirmed and agreed to as of the date first written above:

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary

[Signature Page to Shareholder Side Letter]